UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2009

Aware, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-21129

Massachusetts	04-2911026
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

40 Middlesex Turnpike, Bedford, MA, 01730
(Address of principal executive offices, including zip code)

(781) 276-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 13, 2009, Aware, Inc. (“Aware”) completed its previously announced sale to Lantiq Broadband Holdco Inc. and Lantiq Deutschland GmbH (together, “Lantiq”) of substantially all of the assets related to Aware’s home networking and digital subscriber line (“DSL”) licensing business, including an approximately 40-person silicon IP development team and certain patents relating to Aware’s home networking and DSL technologies.   Lantiq is a newly formed fabless semiconductor company that was spun out of Infineon Technologies AG (“Infineon”) and funded by Golden Gate Capital.  Infineon has been a DSL licensing customer of Aware.

The purchase price for the sale of the assets consisted of a payment by Lantiq to Aware of $6.75 million in cash at closing.  The purchase price was determined based on arm’s-length negotiations between Aware and Lantiq.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

On November 13, 2009, effective upon the closing of the sale to Lantiq, the employment of Richard W. Gross, Senior Vice President of Engineering of Aware, was terminated as Mr. Gross became an employee of Lantiq.

Item 9.01.	Financial Statements and Exhibits.

No financial statements are required to be filed as part of this Report.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AWARE, INC.

By:	/s/ Michael A. Tzannes
Michael A. Tzannes Chairman & Chief Executive Officer

Date: November 13, 2009